Exhibit 2.1

AGREEMENT OF MERGER

among:

SYNOPSYS, INC.,

a Delaware corporation;

SNAP ACQUISITION, INC.,

a Delaware corporation; and

HPL TECHNOLOGIES, INC.,

a Delaware corporation

Dated as of October 2, 2005

TABLE OF CONTENTS

SECTION 1.	DESCRIPTION OF TRANSACTION

1.1	Merger of Merger Sub into the Company

1.2	Effects of the Merger

1.3	Closing; Effective Time

1.4	Certificate of Incorporation and Bylaws; Directors and Officers

1.5	Conversion of Shares

1.6	Closing of the Company’s Transfer Books

1.7	Surrender of Certificates

1.8	Appraisal Shares

1.9	Treatment of Stock Options

1.10	Further Action

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

2.1	Subsidiaries; Due Organization; Etc

2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct

2.3	Capitalization, Etc

2.4	SEC Filings; Financial Statements

2.5	Absence of Changes

2.6	Title to Assets

2.7	Cash Balance; Receivables; Customers

2.8	Equipment; Real Property; Leasehold

2.9	Intellectual Property

2.10	Contracts

2.11	Sale of Products; Performance of Services

2.12	Liabilities

2.13	Compliance with Legal Requirements

2.14	Certain Business Practices

2.15	Governmental Authorizations

2.16	Tax Matters

2.17	Employee and Labor Matters; Benefit Plans

2.18	Environmental Matters

i

2.19	Insurance

2.20	Transactions with Affiliates

2.21	Legal Proceedings; Orders

2.22	Authority; Binding Nature of Agreements

2.23	Inapplicability of Anti-takeover Statutes

2.24	Vote Required

2.25	Non-Contravention; Consents

2.26	Fairness Opinion

2.27	Financial Advisor

2.28	Full Disclosure

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Valid Existence

3.2	Authority; Binding Nature of Agreement

3.3	Non-Contravention

3.4	No Legal Proceedings Challenging the Merger

3.5	Activities of Merger Sub

SECTION 4.	CERTAIN COVENANTS OF THE COMPANY

4.1	Access and Investigation

4.2	Operation of the Company’s Business

4.3	No Solicitation

4.4	Amendment of Contracts

SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES

5.1	Proxy Statement

5.2	Company Stockholders’ Meeting

5.3	Regulatory Matters

5.4	Stock Options and ESPP

5.5	Employees and Employee Benefits

5.6	Indemnification of Officers and Directors

5.7	Additional Agreements

5.8	Disclosure

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

6.1	Accuracy of Representations

6.2	Performance of Covenants

6.3	Stockholder Approval

6.4	Dissenting Shares

6.5	Agreements and Other Documents

6.6	Employees

6.7	No Company Material Adverse Effect

6.8	Regulatory Matters

6.9	No Restraints

6.10	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business

6.11	Sarbanes-Oxley Certifications

SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

7.1	Accuracy of Representations

7.2	Performance of Covenants

7.3	Stockholder Approval

7.4	Certificate

7.5	No Restraints

SECTION 8.	TERMINATION

8.1	Termination

8.2	Effect of Termination

8.3	Expenses; Termination Fee

SECTION 9.	MISCELLANEOUS PROVISIONS

9.1	Amendment

9.2	Waiver

9.3	No Survival of Representations and Warranties

9.4	Entire Agreement; Counterparts

9.5	Applicable Law; Jurisdiction

9.6	Disclosure Schedule

9.7	Attorneys’ Fees

9.8	Assignability

9.9	Notices

9.10	Cooperation

9.11	Non-Exclusivity

9.12	Severability

9.13	Construction

EXHIBITS

Exhibit A - Certain Definitions

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (“Agreement”) is made and entered into as of October 2, 2005, by and among:  SYNOPSYS, INC., a Delaware corporation (“Parent”); SNAP ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and HPL TECHNOLOGIES, INC., a Delaware corporation (the “Company”).  Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.            Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B.            Contemporaneously with the execution and delivery of this Agreement: certain stockholders of the Company, are entering into Voting Agreements in favor of Parent (the “Voting Agreements”) and Proxies related thereto (the “Proxies”), to take effect upon consummation of the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.              DESCRIPTION OF TRANSACTION

1.1          Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2          Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3          Closing; Effective Time.  The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Parent, which shall be no later than the second business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Section 6.5(c) and Section 7.4 which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions).  The date on which the Closing actually takes place is referred to as the “Closing Date.”  A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing, and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of

Delaware or at such later time as may be specified in such certificate of merger with the mutual consent of Parent and the Company prior to the Closing (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4          Certificate of Incorporation and Bylaws; Directors and Officers.  At the Effective Time:

(a)           the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to conform to the Certificate of Incorporation of Merger Sub as of the date of this Agreement (other than with respect to the name of the Surviving Corporation);

(b)           the Bylaws of the Surviving Corporation shall be amended and restated to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)           unless otherwise determined by Parent prior to the Effective Time, the directors and officers of the Surviving Corporation shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5          Conversion of Shares.

(a)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)            any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(ii)           any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be paid in exchange therefor;

(iii)         except as provided in clauses “(i)” and “(ii)” above and subject to Sections 1.5(b), 1.5(c) and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $0.30 in cash, without interest; and

(iv)          each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

The amount of cash consideration per share specified in clause “(iii)” of the preceding sentence (as such amount may be adjusted in accordance with Section 1.5(b)) is referred to as the “Per Share Merger Price.”

(b)           If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Merger Price shall be appropriately adjusted.

1.6          Closing of the Company’s Transfer Books.  At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Payment Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7          Surrender of Certificates.

(a)           On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as payment agent in the Merger (the “Payment Agent”).  Within one business day after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay the cash consideration payable pursuant to Section 1.5.  The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.”  The Payment Agent will invest the funds included in the Payment Fund in the manner directed by Parent.  Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid promptly to, Parent.

(b)           Within five business days after the Effective Time, the Payment Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form containing such provisions as Parent or the Payment Agent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration.  Upon surrender of a Company Stock Certificate to the Payment Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Payment Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the dollar amount that such holder has the right to receive pursuant to the provisions of Section 1.5; and (B) the Company Stock Certificate so surrendered shall be canceled.  Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent or the Payment Agent may reasonably direct) as indemnity against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)           Any portion of the Payment Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d)           Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable to any holder of any Company Stock Certificate (in his or her capacity as a holder of Company Common Stock) such amounts as are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)           Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8          Dissenting Shares.

(a)           Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)           If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c)           The Company shall give Parent: (i) prompt written notice of (A) any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, (B) any withdrawal of any such demand and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer.

1.9          Treatment of Stock Options.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each Company Option granted pursuant to an Option Plan that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and that represents the right to acquire shares of Company Common Stock to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Company Option. Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans, such termination to be effective at or before the Effective Time. Prior to the Effective Time, Parent shall deposit with the Payment Agent an amount of cash equal to the sum of the aggregate Option Consideration for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 1.9. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Option, an amount equal to the excess, if any, of: (1) Per Share Merger Price over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Option (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Company Option exceeds the Per Share Merger Price the Option Consideration shall be zero).

1.10        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the applicable Part of the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1          Subsidiaries; Due Organization; Etc.

(a)           The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than (i) interests in the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule and (ii) interests classified as cash equivalents or short-term investments on the June 30, 2005 Balance Sheet. Each of the Entities identified in Part 2.1(a)(i) is a wholly-owned direct or indirect subsidiary of the Company and no other Person holds any equity interest (contingent or otherwise) in such Entities. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.  None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)           Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)           Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification.

2.2          Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.  The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.  Part 2.2 of the Disclosure Schedule lists, and the Company has Made Available to Parent, accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations, each as in effect on the date of this Agreement.

2.3          Capitalization, Etc.

(a)           The authorized capital stock of the Company consists of: (i)  75,000,000 shares of Company Common Stock, $0.001 par value, of which 41,305,348 shares were issued and outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares have been issued or are outstanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Company does not hold any shares of its capital stock in its treasury.  There are no shares of Company Common Stock held by any of the other Acquired Corporations. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right.  None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock.  None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.  Part 2.3(a)(iii) of the Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock as of the date of this Agreement, and specifies which of those repurchase rights are currently exercisable.

(b)           As of the date of this Agreement: (i) 6,260,285 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2001 Amended and Restated Equity Incentive Plan (the “2001 Plan”), (ii) 130,827 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under equity incentive plans of the other Acquired Corporations (collectively, such plans together with the 2001 Plan, the “Option Plans”), (iii) 4,367,391 additional shares of Company Common Stock are reserved for future issuance pursuant to the 2001 Plan, and (iv) 1,097 shares of Company Common Stock are reserved for issuance pursuant to the Amended and Restated Employee Stock Purchase Plan and the 2001 Foreign Employee Stock Purchase Plan (collectively, the “ESPP”).  (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the 2001 Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options.”)   Part 2.3(c) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Option Plan (if any) pursuant to which such Company Option was granted; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option.  The Company has Made Available to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c)           Except as set forth in Part 2.3(c) of the Disclosure Schedule and except for options granted after the date of this Agreement in accordance with Section 4.2(b)(ii) or rights under the ESPP to purchase shares of Company Common Stock, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Company’s Knowledge, condition or circumstance that has given rise to or provides a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(d)           All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e)           All of the shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities laws.

2.4          SEC Filings; Financial Statements.

(a)           The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 30, 2001 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since July 30, 2001 and all responses to such comment letters provided to the SEC by or on behalf of the Company.  Except as set forth in Part 2.4(a) of the Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by the Company, or by any of its directors or officers (as such statements, reports, schedules, forms and other documents relate to the Company or to such director’s or officer’s ownership of securities of the Company), with the SEC have been so filed on a timely basis.  None of the Company’s Subsidiaries is required to file any documents with the SEC.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The certifications and statements required by Rule 13a-14 under the Exchange Act, and 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and complied as to form and content with all applicable Legal Requirements as of the date of such filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing). As used in this Section 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)           The Acquired Corporations maintain disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC.  Part 2.4(b) of the Disclosure Schedule lists, and the Company has Made Available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures in effect as of the date of this Agreement.

(c)           The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby.  No financial statements of any Person other than the Acquired Corporations are required by U.S. GAAP to be included in the consolidated financial statements of the Company.  The financial statements required to be delivered to Parent pursuant to Section 4.1(i): (x) will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered (except that such financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (y) will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.

(d)           To the Company’s Knowledge, the Company’s independent auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) ”independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.  Part 2.4(e) of the Disclosure Schedule contains an accurate and complete description of all non-audit services performed by the Company’s auditors for the Acquired Corporations since March 31, 2005 and the fees paid for such services.  All non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e)           The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(f) of the Disclosure Schedule lists as of the date of this Agreement, and the Company has Made Available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(f)            Part 2.4(f) of the Disclosure Schedule lists, and the Company has Made Available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since July 30, 2001.

2.5          Absence of Changes.  Since June 30, 2005:

(a)           there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events that shall have occurred since June 30, 2005, or circumstances that shall have arisen since June 30, 2005, would reasonably be expected to have a Company Material Adverse Effect;

(b)           there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c)           none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)           none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(c) of the Disclosure Schedule or pursuant to the ESPP); or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except for Company Options identified in Part 2.3(c) of the Disclosure Schedule or pursuant to the ESPP);

(e)           the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Option Plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f)            there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity other than any interest classified as a short-term investment on the June 30, 2005 Balance Sheet;

(h)           none of the Acquired Corporations has amended or terminated, or waived any material right or remedy under, any Material Contract (as defined in Section 2.10);

(i)            none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(j)            none of the Acquired Corporations has written off as uncollectible other than in the ordinary course of business consistent with past practice, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(k)           none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Encumbrances;

(l)            none of the Acquired Corporations has: (i) lent money to any Person other than money advanced to its employees in the ordinary course of business consistent with past practice and pursuant to the Company’s policies in order to defray routine travel expenses; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m)          none of the Acquired Corporations has, except as required by applicable Legal Requirements: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than in the ordinary course of business consistent with past practices or upon the promotion of the affected employee;

(n)           none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect other than as required by the rules and regulations of the SEC or by U.S. GAAP;

(o)           none of the Acquired Corporations has made any material Tax election;

(p)           none of the Acquired Corporations has commenced or settled any Legal Proceeding other than routine collection proceedings initiated by the Acquired Corporations in the ordinary course of business;

(q)           none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(r)           none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.6          Title to Assets.  The Acquired Corporations own, and have good and valid title to, all assets (excluding Intellectual Property Rights and Intellectual Property) purported to be owned by them, including: (a) all assets reflected on the June 30, 2005 Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since June 30, 2005); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations.  All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) Permitted Encumbrances and (ii) liens described in Part 2.6 of the Disclosure Schedule.  The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the June 30, 2005 Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations.  The Acquired Corporations enjoy adequate rights of ingress and egress to all real property leased by them and undisturbed possession of all personal property leased by them.

2.7          Cash Balance; Receivables; Customers.

(a)           As of June 30, 2005, the sum of the Company’s cash, cash equivalents and short-term investments, determined in accordance with U.S. GAAP (applied on a basis consistent with the basis on which the financial statements contained in the Company SEC Documents have been prepared) exceeded $1,400,000.

(b)           All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the June 30, 2005 Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2005 and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Company’s Knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $100,000 in the aggregate).

(c)           Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list of each outstanding loan or advance made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.

(d)           Part 2.7(d) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, the 20 largest customers (measured by the aggregate dollar amount of revenue generated by the Acquired Corporations from each customer in the applicable fiscal year) of the Acquired Corporations in each of the fiscal years ended March 31, 2004 and 2005.  None of the Acquired Corporations has received any notice or other communication or information (in writing or otherwise) indicating, and the Company has no basis for believing, that any customer identified in Part 2.7(d) of the Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such customer with any of the Acquired Corporations.

2.8          Equipment; Real Property; Leasehold.  All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted.  None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9          Intellectual Property.

(a)           Part 2.9(a) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement:

(i)            in Part 2.9(a)(i) of the Disclosure Schedule:  (A) each Patent, registered Trademark and other item of Registered IP in which any of the Acquired Corporations has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such Patent, Trademark or other item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such Patent, Trademark or other item of Registered IP and the nature of such ownership interest;

(ii)           in Part 2.9(a)(ii) of the Disclosure Schedule, each Contract pursuant to which any Intellectual Property Right or Intellectual Property is licensed to any of the Acquired Corporations (other than any non-exclusive license to non-customized software that: (1) is so licensed solely in executable or object code form, (2) is not incorporated into or bundled with any Company Software, and (3) is generally available on standard terms); and

(iii)         in Part 2.9(a)(iii) of the Disclosure Schedule, each Contract entered into since July 30, 2001 pursuant to which any Person has been granted any license directly or indirectly from an Acquired Company under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest directly or indirectly from an Acquired Company in, any Company IP (other than end user licenses for Company Software granted by an Acquired Corporation, or an authorized reseller or distributor of an Acquired Corporation, in the ordinary course of business, and Channel Agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule).

(b)           The Company has Made Available to Parent an accurate and complete copy of the current version of each standard form of Company IP Contract used by any of the Acquired Corporations, including each standard form of: (i) end user license agreement; (ii) maintenance or support agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement.  The Company has provided to Parent or to Parent’s outside counsel each Company IP Contract (other than end user license agreements on the current versions of any of Acquired Corporation’s standard form) that is either (1) an end user license agreement with one of the 20 largest customers (measured by the aggregate dollar amount of revenue generated by the Acquired Corporations from each customer in the applicable fiscal year) of the Acquired Corporations in each of the fiscal years ended March 31, 2004 and 2005 or (2) an end user license agreement based on a form of agreement proposed by the customer (as opposed to the Company’s standard form of end user license agreement).

(c)           The Acquired Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Disclosure Schedule and the Intellectual Property Rights or Intellectual Property described in the Contracts exempted from disclosure by the terms of Section 2.9(a)(ii)) free and clear of any Encumbrances (other than (i) nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iii) of the Disclosure Schedule, (ii) nonexclusive licenses granted pursuant to the Contracts exempted from disclosure by the terms of Section 2.9(a)(iii) and (iii) end user licenses for Company Software granted by an Acquired Corporation, or an authorized distributor of an Acquired Corporation, in the ordinary course of business and Channel Agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule).  Without limiting the generality of the foregoing:

(i)            all documents and instruments necessary to record the assignment or transfer to the Acquired Corporations of the rights held by the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)           No Person developed any components of the Company IP who was not an employee or independent contractor of an Acquired Corporation at the time such development took place, and each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in any material respect in the creation or development of any Company IP has signed a written agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iii)         to the Company’s Knowledge, no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv)          to the Company’s Knowledge, no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) in breach of any Contract with an Acquired Corporation, any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)            no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi)          each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the material Company Source Code and all other material proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret;

(vii)         none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any material Intellectual Property Right to any other Person;

(viii)        none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that required (or has the right under any Contract to require) any of the Acquired Corporations to disclose, or grant or offer to any other Person any license or right to, any Company IP;

(ix)          other than (i) the Intellectual Property Rights and Intellectual Property licensed to the Company, as identified in Part 2.9(a)(ii) of the Disclosure Schedule, (ii) the Intellectual Property Rights and Intellectual Property described in Contracts exempted from disclosure by the terms of Section 2.9(a)(ii), (iii) the nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iii) of the Disclosure Schedule, (iv) the nonexclusive licenses granted pursuant to the Contracts exempted from disclosure by the terms of Section 2.9(a)(iii), (v) end user licenses for Company Software granted by an Acquired Corporation, or an authorized distributor of an Acquired Corporation, in the ordinary course of business and on the Company’s standard form of end user license agreement and (vi) Channel Agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations in any material way to use, exploit, assert, or enforce any Company IP anywhere in the world; and

(x)           the Acquired Corporations own or otherwise have, and immediately after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.

(d)           To the Company’s Knowledge, all Company IP is valid, subsisting and enforceable.  Without limiting the generality of the foregoing:

(i)            each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline (other than those actions not made or taken that have not jeopardized or diminished any Company IP or any Intellectual Property Right therein);

(ii)           no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned, allowed to lapse or rejected;

(iii)         the Company has Made Available to Parent accurate and complete copies of all applications and other material documents (including correspondence with the U.S. Patent and Trademark Office and similar authorities in other jurisdictions) related to each patent included in Company IP; and

(iv)          no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Company’s Knowledge, has been threatened, in which the scope, validity or enforceability of any Company IP is being, has been or would reasonably be expected to be contested or challenged.

(e)           Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a material loss of, or material Encumbrance on, any Company IP; (ii) a material breach of any Material Contract; (iii) the release, disclosure or delivery of any Company Source Code or other material Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any material license or other material right or interest under, to or in any of the Company IP.

(f)            To the Company’s Knowledge, no Person is currently infringing, misappropriating or otherwise violating, any Company IP in any material respect.  Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has actually delivered to Parent or to Parent’s outside counsel an accurate and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise made available by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations since July 30, 2001 regarding any actual, alleged or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)           Except as set forth in the applicable subsection of Part 2.9(g) of the Disclosure Schedule, to the Company’s Knowledge: (i) none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person; and (ii) none of the Company Software infringes any Intellectual Property Right of any Person or contains or embodies any software code, algorithms, or other Intellectual Property that has been misappropriated from any Person.

(h)           No infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against any of the Acquired Corporations.  To the Company’s Knowledge, no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding.  To the Company’s Knowledge, no facts or circumstances exist that provide a basis for any claim of the kind described in this Section 2.9(h).

(i)            Except as described in Part 2.9(i) of the Disclosure Schedule, since July 30, 2001 none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) claiming that any Acquired Corporation or Company Software is or may be infringing, misappropriating or otherwise violating, or has or may have infringed, misappropriated or otherwise violated, or offering a license to or suggesting that any Acquired Corporation may need a license to, any Intellectual Property Right of another Person.  Part 2.9(i) of the Disclosure Schedule provides a brief description of the current status of each matter described therein.  The Company has Made Available to Parent an accurate and complete copy of each written or electronic notice or communication identified in Part 2.9(i) of the Disclosure Schedule.

(j)            None of the Acquired Corporations has ever assumed, or agreed to indemnify, hold harmless, defend, discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to indemnification provisions in (i) end user license agreements for Company Software entered into by an Acquired Corporation in the ordinary course of business or (ii) Channel Agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule).

(k)           None of the Company Software contains any Malicious Code.

(l)            None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that by its terms: (i)  requires, or conditions the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(m)          No Company Source Code has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations.  None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any Company Source Code to any escrow agent or other Person.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any Company Source Code to any other Person.

2.10        Contracts.

(a)           Part 2.10 of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract” (other than Company IP Contracts that are not required to be identified in Part 2.9 of the Disclosure Schedule and that would not otherwise be considered Material Contracts under any subsection of this Section 2.10(a) other than subsection (ii) below).  For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i)            any Company Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant that requires, or may require, payments in excess of $100,000 on an annual basis to any Person; (B) the terms of which obligate or may in the future obligate any of the Acquired Corporations to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary or sales commissions) in excess of $20,000 to any current or former employee or director;

(ii)           any Company IP Contract;

(iii)         any Company Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation (except for Company Contracts terminated prior to July 30, 2001 under which the Company had no remaining obligations following such date);

(iv)          any Company Contract in which another Person is or was appointed as a distributor, reseller or sales representative with respect to, or otherwise is or was authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any Company Software (a “Channel Agreement”);

(v)            any Company Contract (other than Channel Agreements) that provides for indemnification of any Company Associate or any current or former agent of any of the Acquired Corporations (an “Indemnification Contract”);

(vi)          any Company Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vii)         any Company Contract (other than Company Contracts evidencing Company Options or rights under the ESPP): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii)        any Company Contract that imposes on any Acquired Corporation any guaranty, any warranty or any indemnity or similar obligation, except for Channel Agreements and end user license agreements for Company Software entered into by an Acquired Corporation in the ordinary course of business;

(ix)          any Company Contract relating to any currency hedging;

(x)           any Company Contract: (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.10(a)); or (B) containing “standstill” or similar provisions;

(xi)          any Company Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xii)         any Company Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate;

(xiii)       any Company Contract that would reasonably be expected to have a Material Adverse Effect on: (A) the business, financial condition, capitalization, aggregate fair market value of the assets (including cash, cash equivalents, short-term investments and Intellectual Property) of the Acquired Corporations minus the amount of the liabilities (accrued, contingent or otherwise) of the Acquired Corporations, operations or financial performance of the Acquired Corporations taken as a whole; or (B) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under this Agreement; and

(xiv)        any other Company Contract, if a breach of such Company Contract would reasonably be expected to have a Company Material Adverse Effect.

The Company has Made Available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.9 of the Disclosure Schedule).  For each Material Contract that is a Channel Agreement, Part 2.10(a) of the Disclosure Schedule identifies such Material Contract as a Channel Agreement and also indicates whether such Channel Agreement is currently in effect.

(b)           Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)           (i) None of the Acquired Corporations has violated or breached, or committed any default under, any Company Material; and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) except for express warranty and indemnification remedies set forth in the standard forms of Company IP Contracts described in Section 2.9(b) or in any Channel Agreement or end user license agreement entered into in the ordinary course of business that was Made Available to Parent, no end user, distributor, or other licensee of the Company Software has any conditional or unconditional return, refund, or credit rights exercisable against the Acquired Corporations with respect to such Company Software; (iii) to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default or exercise any material remedy under any Company Contract; (C) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract; (iv) since July 30, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract, except for claims under or based upon any warranty provided by or on behalf of any of the Acquired Corporations or based upon any services performed by any of the Acquired Corporations; and (v) without limiting the generality of the foregoing, none of the Acquired Corporations has failed to meet any development or delivery milestone under any Company Contract.

2.11        Sale of Products; Performance of Services.

(a)           Part 2.11(a) of the Disclosure Schedule accurately identifies each Company Software product that is currently being developed, marketed, distributed, licensed or sold by any Acquired Corporation.

(b)           The data and other information Made Available to Parent relating to bugs, design defects and other defects or deficiencies in the Company Software is accurate and complete.

(c)           Since March 31, 2005, no customer or other Person has asserted or, to the Company’s Knowledge, threatened to assert any claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations.  For the avoidance of doubt, Customer requests for technical support in the ordinary course of business do not constitute “claims” for purposes of this Section 2.11(c).

(d)           Since March 31, 2005, no end user customer that was one of the 20 largest customers (measured by the aggregate dollar amount of revenue generated by the Acquired Corporations from each customer in the applicable fiscal year) of the Acquired Corporations in either of the fiscal years ended March 31, 2004 and 2005, and no distributor, reseller, or sales representative of any Acquired Corporation, has terminated or, to the Company’s Knowledge, overtly threatened or expressed an intention to terminate or not to renew, its relationship or any Contract with any of the Acquired Corporations.

2.12        Liabilities.  None of the Acquired Corporations has, and none of the Acquired Corporations is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such on the face of the June 30, 2005 Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since June 30, 2005 in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts Made Available to Parent prior to the date of this Agreement; (d) liabilities described in Part 2.12(a) of the Disclosure Schedule; and (e) liabilities and obligations under this Agreement.

2.13        Compliance with Legal Requirements.  Each of the Acquired Corporations is, and has at all times since July 30, 2001 been, in compliance in all material respects with all applicable Legal Requirements.  To the Company’s Knowledge, each Person who is or was a director or officer of any Acquired Corporation is, and has at all times since July 30, 2001 been, in compliance in all material respects with all applicable Legal Requirements as such Legal Requirements apply to such Person in his or her capacity as a director or officer of the Company.  Since July 30, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.14        Certain Business Practices.  None of the Acquired Corporations, and (to the Company’s Knowledge) no director, officer, other employee or agent of any of the Acquired Corporations acting or purporting to act in his capacity as such, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.15        Governmental Authorizations.  The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted.  All such Governmental Authorizations are valid and in full force and effect.  Each Acquired Corporation is, and at all times since July 30, 2001 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations.  Since July 30, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding: (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.16        Tax Matters.

(a)           Each of the material Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements.  All Taxes required to be paid by the Acquired Corporations on or before the Closing Date have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with Section 2.16(b).

(b)           The June 30, 2005 Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with U.S. GAAP, except for liabilities for Taxes incurred since June 30, 2005 in the operation of the business of the Acquired Corporations.  On or before the Closing Date, each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 2005 through the Closing Date.

(c)           No Company Return has ever been examined or audited by any Governmental Body.  No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d)           No claim or Legal Proceeding is pending or, to the Company’s Knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax.  There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the June 30, 2005 Balance Sheet).  There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable.  None of the Acquired Corporations will be required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 or Section 263 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e)           There is no agreement, plan, arrangement or other Contract covering, benefiting or relating to any Company Associate that, considered individually or considered collectively with any other such Contracts, would reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision of state or foreign Tax laws).  None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.  No Acquired Corporation is a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(f)            No written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(g)           There is no Company Contract relating to allocating or sharing of Taxes.  No Acquired Corporation: (i) is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any portion of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (ii) is a party to or bound by any Contract providing for payments by such Acquired Corporation with respect to any amount of Taxes of any other Person, other than such a Company Contract of which Acquired Corporations are the only parties.

(h)           No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the

Code.  No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and Parent will not be required to withhold any Tax on the purchase of the Company by reason of Section 1445 of the Code.

(i)            No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(j)            The Company has Made Available to Parent copies of all Tax Returns of the Acquired Corporations for all fiscal years still open to potential audit.

(k)           The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(l)            No Acquired Corporation has participated, or is currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

2.17        Employee and Labor Matters; Benefit Plans.

(a)           Part 2.17(a) of the Disclosure Schedule identifies each Company Benefit Plan.

(b)           None of the Acquired Corporations maintains, sponsors or contributes to, and none of the Acquired Corporations has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA), or any similar pension benefit plan that is a Foreign Plan, whether or not excluded from coverage under specific Titles or Subtitles of ERISA, for the benefit of any Company Associate.

(c)           With respect to each Company Benefit Plan, the Company has Made Available to Parent (where applicable): (i) an accurate and complete copy of such Company Benefit Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three most recent plan years; (iii) if such Company Benefit Plan is subject to the minimum funding standards of ERISA Section 302, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to any Company Associate relating to such Company Benefit Plan and any proposed Company Benefit Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any material liability to any of the Acquired Corporations; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to such Company Benefit Plan; and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.

(d)           None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person other than the Acquired Corporations under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.  None of the Acquired Corporations has ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code.

(e)           No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to or could incur any liability under any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) ”multiemployer plan” within the meaning of Section 3 (37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101.  For purposes of clarity, stock of an Acquired Corporation shall not be deemed to be a “plan asset” for purposes of the preceding sentence solely by virtue of the fact that such stock is held by an investment company registered under the Investment Company Act of 1940 and the stock of such investment company is a “plan asset.”  None of the Acquired Corporations has ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in withdrawal liability, as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or Section 4208 of ERISA).

(f)            With respect to each Company Benefit Plan as to which any of the Acquired Corporations may incur any liability under, or that is subject to, Section 302 or Title IV of ERISA or Section 412 of the Code: (i) such Company Benefit Plan has not been terminated so as to result, directly or indirectly, in any material liability, contingent or otherwise, of any of the Acquired Corporations under Title IV of ERISA; (ii)  no complete or partial withdrawal from such Company Benefit Plan has been made by any of the Acquired Corporations, or by any other Person, so as to result in any material liability to any of the Acquired Corporations, whether such liability is contingent or otherwise; (iii)  no proceeding has been initiated by any Person

(including the Pension Benefit Guaranty Corporation (the “PBGC”)) to terminate such Company Benefit Plan or to appoint a trustee for such Company Benefit Plan; (iv)  no condition or event exists or is expected to occur that could result, directly or indirectly, in any material liability of any of the Acquired Corporations under Title IV of ERISA, whether to the PBGC or otherwise, on account of the termination of such Company Benefit Plan; (v)  if such Company Benefit Plan were to be terminated as of the Closing Date or if any Person were to withdraw from such Company Benefit Plan, none of the Acquired Corporations would incur, directly or indirectly, any material liability under Title IV of ERISA; (vi)  no “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to such Company Benefit Plan, nor has notice of any such event or similar notice to any foreign Governmental Body been required to be filed for such Company Benefit Plan within the past twelve months nor will any such notice be required to be filed as a result of any of the Contemplated Transactions; (vii)  such Company Benefit Plan has not incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived, and none of the Acquired Corporations has provided, or is required to provide, security to such Company Benefit Plan pursuant to Section 401(a)(29) of the Code; and (viii)  none of the Contemplated Transactions will result in any event described in Section 4062(e) of ERISA with respect to such Company Benefit Plan.

(g)           None of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing) in a manner that would create any material liability for any of the Acquired Corporations.

(h)           No Company Benefit Plan provides (except at no cost to the Acquired Corporations), or reflects or represents any liability of any of the Acquired Corporations to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to any of the Acquired Corporations, no Acquired Corporation has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as part of a group of Company Associates) or any other Person that such Company Associate or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i)            Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements.  The Acquired Corporations have performed all material obligations required to be performed by them under the Company Benefit Plans and none of the Acquired Corporations is in default or violation of any material term of any Company Benefit Plan.  To the Company’s Knowledge, there has been no default or violation by any other party with respect to any material term of any Company Benefit Plan.  Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period in which to apply for such a letter, and to the

Company’s Knowledge, there is not and there has never been any event, condition or circumstance that would reasonably be expected to result in disqualification under the Code.  To the Company’s Knowledge, there is not and there has never been any event, condition or circumstance that would reasonably be expected to result in any Company Benefit Plan that is a Foreign Plan failing to qualify for the Tax benefits customarily associated with plans of such type.  There are no claims or Legal Proceedings pending, or to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Benefit Plan or against the assets of any Company Benefit Plan.  To the Company’s Knowledge, no breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries would reasonably be expected to incur a material liability.  Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to any of the Acquired Corporations (other than ordinary administration expenses).  To the Company’s Knowledge, no Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the Internal Revenue Service, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the Company’s Knowledge, threatened.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA and the regulatory guidance thereunder), has occurred with respect to any Company Benefit Plan.  No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan, with the exception of participant loans granted under pension plans.  All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the June 30, 2005 Balance Sheet.

(j)            None of the Acquired Corporations has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or under the penalty, excise tax or joint and several liability provisions of the Code or any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code), or under any Contract or Legal Requirement pursuant to or under which any of the Acquired Corporations or any Company Benefit Plan has agreed to indemnify or is required to indemnify any Person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such Contract or Legal Requirement; and, to the Company’s Knowledge, no event, transaction or condition has occurred, exists or is expected to occur which could result in the incurrence of any such material liability by any of the Acquired Corporations or by Parent.

(k)           Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise), will: (i) result in any bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit.

(l)            Under each Company Benefit Plan that is a single employer defined benefit plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Benefit Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Benefit Plan, and there has been no material adverse change in the financial condition of such Company Benefit Plan (with respect to either assets or benefits) since the last day of such most recent plan year.  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan.  Neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.

(m)          None of the Acquired Corporations: (i) maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance; or (ii) has any outstanding liabilities with respect to material severance benefits.

(n)           None of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance Contract held under or purchased to fund a Company Benefit Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

(o)           Except for the 2001 Plan and the ESPP, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any Contract that provides any material benefits or provides for material payments to any Person based on or measured by the value of any equity security of, or interest in, any of the Acquired Corporations.

(p)           No Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to any stock options.

(q)           Part 2.17(q) of the Disclosure Schedule sets forth any and all indebtedness of any Company Associate to any of the Acquired Corporations in excess of $5,000 that is currently outstanding other than commission advances made to any of the Acquired Corporations’ employees pursuant to the Company’s sales commission plans and routine travel advances made in the ordinary course of business consistent with past practices and pursuant to the Company’s policies.

(r)           With respect to each Company Benefit Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid under such insurance policy or fund have been paid when due, and none of the Acquired Corporations has any material liability under any such insurance policy or fund or under any related Contract (whether in the nature of a retroactive rate adjustment or loss sharing arrangement or otherwise).

(s)           Part 2.17(s) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i)            the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii)           such employee’s title and current written description of such employee’s duties and responsibilities;

(iii)         the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in the fiscal year ended March 31, 2005;

(iv)          such employee’s annualized base wages or salary, as applicable, annualized target commission and annualized target bonus as of the date of this Agreement;

(v)            each Company Benefit Plan in which such employee participates or is eligible to participate; and

(vi)          any material Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(t)            Part 2.17(t) of the Disclosure Schedule accurately identifies, as of the date of this Agreement, each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the type of such disability or leave and the anticipated date of return to full service.

(u)           Part 2.17(u) of the Disclosure Schedule accurately identifies, as of the date of this Agreement, each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.17(u) of the Disclosure Schedule accurately and completely describes such benefits.

(v)            None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, seeking to represent any employees of any of the

Acquired Corporations.  Since July 30, 2001, none of the Acquired Corporations has had any strike, slowdown, work stoppage, lockout, job action, or threat of any of the foregoing, or question concerning representation, by or with respect to any of its employees.

(w)           The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will.  The Company has Made Available to Parent accurate and complete copies of all employee manuals and employee handbooks of each of the Acquired Corporations used or in force at any time since July 30, 2001.  The Company has Made Available to Parent accurate and complete copies of all material disclosure materials, material policy statements and other material materials, in each case relating to the employment of employees of each of the Acquired Corporations on or after July 30, 2001.

(x)           To the Company’s Knowledge:

(i)            no employee of any of the Acquired Corporations currently intends to terminate his employment with the Company; and

(ii)           no employee of any Acquired Corporation is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any of the Acquired Corporations.

(y)           Each of the Acquired Corporations: (i) is in compliance in all material respects with all applicable Legal Requirements and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all material amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no material liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice).  Since July 30, 2001, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(z)           Part 2.17(z) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was, at any time since March 31, 2005, an independent contractor of any of the Acquired Corporations and who has received or may be entitled to receive in excess of $50,000 from any of the Acquired Corporations:

(i)            the name of such independent contractor, the Acquired Corporation with which such independent contractor is or was under contract and the date as of which such independent contractor was originally retained by such Acquired Corporation;

(ii)           a description of such independent contractor’s performance objectives, services, duties and responsibilities;

(iii)         the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in the fiscal year ended March 31, 2005;

(iv)          the terms of compensation of such independent contractor; and

(v)            any material Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(aa)         No current or former independent contractor of any of the Acquired Corporations could be deemed to be a misclassified employee.  No independent contractor is eligible to participate in any material Company Benefit Plan.  Since July 30, 2001, no Acquired Corporation has had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

(bb)         There is no Legal Proceeding, claim, labor dispute or grievance pending, or to the Company’s Knowledge, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Associate, including charges of unfair labor practices or harassment complaints.  To the Company’s Knowledge, none of the Acquired Corporations has engaged in any unfair labor practice within the meaning of the National Labor Relations Act.  Each of the Acquired Corporations has good labor relations, and, to the Company’s Knowledge, there are no facts indicating that (i) the consummation of any of the Contemplated Transactions will have a material adverse effect on the labor relations of any of the Acquired Corporations, or (ii) any of the employees of any of the Acquired Corporations intends to terminate his or her employment.

(cc)         The provisions of Section 5.4 are consistent with, and the actions contemplated by Section 5.4 will not result in a breach or violation of, any Option Plan or any other Company Benefit Plan or Company Benefit Agreement.

2.18        Environmental Matters.

(a)           Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined below); and (ii) possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws for the conduct of its business as currently conducted and is in compliance in all material respects with the terms and conditions of such Governmental Authorizations.

(b)           None of the Acquired Corporations has received any written notice, whether from a Governmental Body or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Law.

(c)           To the Company’s Knowledge: (i) all property that is or was leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.18(f)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.18(f)).

(d)           No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

(e)           No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f)            For purposes of this Section 2.18: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution by or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) from Materials of Environmental Concern, including any Legal Requirement relating to Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) ”Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, dumping or other releasing of Materials of Environmental Concern into the environment, whether intentional or unintentional.

2.19        Insurance.

(a)           The Company has Made Available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations.  To the Company’s Knowledge, each of such insurance policies is in full force and effect.   Since July 30, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.  All information provided to insurance carriers (in applications and otherwise) on behalf of each of the Acquired Corporations is accurate and complete to the extent that the failure of such information to be accurate and complete would entitle the applicable insurance carrier to cancel the insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by the Acquired Corporations or otherwise take any action adverse to any of the Acquired Corporations in any material respect. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against any of the Acquired Corporations, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed in writing any of the Acquired Corporations of its intent to do so.

(b)           The Company has Made Available to Parent accurate and complete copies of all material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker.

(c)           Attached as Annex 2.19(c) to the Disclosure Schedule are accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”).  The Company has Made Available to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after July 30, 2001.  Part 2.19(c) of the Disclosure Schedule accurately sets forth as of the date of this Agreement the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.

2.20        Transactions with Affiliates.  Since March 31, 2005, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.  Part 2.20(a) of the Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

2.21        Legal Proceedings; Orders.

(a)           Except as set forth on Part 2.21(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and to the Company’s Knowledge, no Person has

threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that, if decided adversely to any Acquired Corporation, would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions.  To the Company’s Knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves any Company Associate (in his or her capacity as such).  To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.  The Legal Proceedings identified in Part 2.21(a) of the Disclosure Schedule have not had and, if decided adversely to any Acquired Corporation, would not reasonably be expected to have a Company Material Adverse Effect.

(b)           There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject.  To the Company’s Knowledge, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.22        Authority; Binding Nature of Agreements.

(a)           The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement.  The board of directors of the Company has duly and unanimously adopted resolutions by which such board of directors has: (a)  determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement; (c)  recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2(a)).  This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Prior to the execution of the Voting Agreements, the board of directors of the Company approved the Voting Agreements and the transactions contemplated thereby.

2.23        Inapplicability of Anti-takeover Statutes.  The restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions.  No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

2.24        Vote Required.  The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

2.25        Non-Contravention; Consents.  Neither (x) the execution, delivery or performance of this Agreement, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger (other than existing rights of stockholders under the DGCL) or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any material Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such material Company Contract; (iii) accelerate the maturity or performance of any material Company Contract; or (iv) cancel, terminate or modify any term of material Company Contract;

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for Permitted Encumbrances); or

(f)            result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act or the DGCL or as set forth on Part 2.25 of the Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.26        Fairness Opinion.  The board of directors of the Company has received the written opinion of SVB Alliant, financial advisor to the board of directors (the “Financial Advisor”), dated October 2, 2005 and addressed to the board of directors, to the effect that subject to the assumptions, qualifications and limitations set forth therein, the Per Share Merger Price is fair, from a financial point of view, to the stockholders of the Company.  For informational purposes only, the Company has furnished an accurate and complete copy of said written opinion to Parent.

2.27        Financial Advisor.  Except for the Financial Advisor and Silicon Valley Bank, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.  The Company has furnished or Made Available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor and Silicon Valley Bank.

2.28        Full Disclosure.  This Agreement (including the Disclosure Schedule) does not, and the certificate referred to in Section 6.5(c) will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

Section 3.              Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1          Valid Existence.  Parent and Merger Sub are corporations validly existing and in good standing under the laws of the State of Delaware.

3.2          Authority; Binding Nature of Agreement.  Parent has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the execution, delivery and performance by Parent of this Agreement has been duly authorized by any necessary action on the part of Parent and its board of directors.  This Agreement constitutes the legal, valid and binding obligations of Parent, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Merger Sub of this Agreement has been duly authorized by any necessary action on the part of Merger Sub and its board of directors (subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption shall occur immediately after the execution and delivery of this Agreement by the parties hereto).  This Agreement constitutes the legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3          Non-Contravention.  Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will (a) result in a violation of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (b) result in a violation by Parent or Merger Sub of any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except in each case for any violation that will not have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

3.4          No Legal Proceedings Challenging the Merger.  As of the date of this Agreement, (a) there is no Legal Proceeding pending against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions, and (b) to Parent’s Knowledge no Legal Proceeding has been threatened against Parent or Merger Sub challenging the Merger or the other Contemplated Transactions.

3.5          Activities of Merger Sub.   Merger Sub was formed solely for the purpose of effecting the Merger and the other Contemplated Transactions.  Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

Section 4.              CERTAIN COVENANTS OF THE COMPANY

4.1          Access and Investigation.  Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel, books, records, Tax Returns, material operating and financial reports, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto or otherwise in connection with the Merger or any of the other Contemplated Transactions.  Without limiting the generality of any of the foregoing, subject to the Confidentiality Agreement, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i)            the quarterly financial statements for the three and six month periods ending September 30, 2005 shall be provided by the Company to Parent as soon as they become available, and in any event no later than November 1, 2005, and as reviewed by the Company’s independent registered public accounting firm no later than November 10, 2005;

(ii)           the unaudited monthly consolidated balance sheets of the Acquired Corporations as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered by the Company to Parent within fifteen days after the end of such calendar month;

(iii)         the monthly booking forecast updates for the upcoming calendar month, which shall be delivered by the Company to Parent within three business days before the beginning of such calendar month;

(iv)          any written materials or other written communications sent by or on behalf of the Company to its stockholders (in their capacity as stockholders);

(v)            any material notice, document or other written communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract containing any allegation of any actual, possible, potential or threatened breach, violation or default of or under such Material Contract;

(vi)          any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions;

(vii)         any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body;

(viii)        any material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker;

(ix)          any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations or any director or officer of any of the Acquired Corporations; and

(x)           at least 48 hours in advance of the filing of any periodic or current report or schedule or proxy statement with the SEC, such periodic or current report or schedule or proxy statement.

4.2          Operation of the Company’s Business.

(a)           During the Pre-Closing Period, unless Parent has given its prior written consent: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations in the ordinary course and in accordance with past practices; and (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations (A) conducts its business and operations in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts, (B) preserves intact its current business organization, (C) keeps available the services of its current officers and other employees and (D) maintains its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in: (A) any transfer or disclosure by any Acquired Corporation of any Company Source Code; or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; (v) the Company shall properly withhold and remit to the appropriate Governmental Body all withholding Taxes; and (vi) the Company shall promptly notify Parent in writing of: (A) any notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding or material claim that is commenced, or, to the Company’s Knowledge, threatened, against, relating to or involving or otherwise affecting in any material respect any of the Acquired Corporations or, to the Company’s Knowledge, any director, officer or key employee of any of the Acquired Corporations.   The Company shall consult with Parent regarding the Company’s efforts to amend the agreements referenced in Section 4.4 and shall obtain Parent’s prior written approval before entering into any such amendment (which consent shall not be unreasonably withheld, delayed or conditioned if the terms of such amendment are reasonably satisfactory to Parent).

(b)           During the Pre-Closing Period, without the prior written consent of Parent (which consent, in the case of matters referred to in clauses “(vii)” and “(ix)”, shall not be unreasonably withheld, delayed or conditioned), the Company shall not and shall not permit any of the other Acquired Corporations to:

(i)            declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than repurchases of Company Common Stock from employees pursuant to restricted stock purchase agreements to the extent required by, and in compliance with, Section 4.2(d));

(ii)           sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement;

(iii)         amend or waive any of its rights under, or permit the acceleration of the vesting under (other than as contemplated by Section 5.4), any provision of (A) any of the Company’s stock option plans, (B) any Company Option or any agreement evidencing or relating to any outstanding stock option, (C) any restricted stock purchase agreement or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv)          amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)            form any Subsidiary or acquire any equity interest or other interest in any other Entity other than the purchase, in the ordinary course of business consistent with past practices, of marketable securities that would be classified as short-term investments on the Company’s balance sheet;

(vi)          make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $30,000 individually; and (C) when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $100,000 in the aggregate);

(vii)         enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract (other than a Material Contract described in Part 4.2(b)(vii) of the Disclosure Schedule)(1);

(viii)        enter into, amend or waive any right under any Indemnification Contract;

(ix)          acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

(x)           other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xi)          make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances, except for Permitted Encumbrances;

(xii)         make a loan to any Person except for advances made to its employees in the ordinary course of business consistent with past practice (A) pursuant to the Company’s policies in order to defray routine travel expenses or (B) as commission advances pursuant to the Company’s sales commission plans;

(xiii)       without limiting the ability of the Acquired Corporations to pay or accrue in accordance with applicable Legal Requirements its obligations for payroll taxes

(1)  4.2(b)(vii) may include an increase in the Company’s credit line to $4,000,000 on the same terms as the current credit line.

incurred in the ordinary course of business and in accordance with past practices, incur or guarantee any indebtedness in an amount in excess of $3,500,000 in the aggregate (including amounts incurred or guaranteed as of the date of this Agreement), except that if the Acquired Corporations have reasonably incurred or guaranteed indebtedness in an amount in excess of $3,250,000, Parent shall not unreasonably withhold, delay or condition its consent to the Company incurring indebtedness in excess of $3,500,000 but in no event to exceed $4,000,000;

(xiv)        establish, adopt, enter into or amend (except as may be required by applicable Legal Requirements) any Company Benefit Plan or Company Benefit Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees (except that the Company: (A) may grant routine, reasonable salary increases to non-officer employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; and (B) may make customary bonus payments and profit sharing payments consistent with past practices and in accordance with existing bonus and profit sharing plans referred to in Part 2.17(a) of the Disclosure Schedule);

(xv)          hire any employee with an annual base salary greater than $100,000, hire any employee with an annual base salary greater than that paid to comparably situated (considering, among other things, title, experience and geographic location of employment) employees of the Company as of the date of this Agreement, hire any employee such that the total number of the Company’s employees exceeds 210, promote any employee except in order to fill a position vacated after the date of this Agreement, or, except in the ordinary course of business, terminate the employment of any employee listed on Schedule 6.6 or any employee with an annual base salary greater than $50,000;

(xvi)        except in the ordinary course of business consistent with past practices or as required by applicable Legal Requirements (A) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies or (B) change any of its methods of accounting or accounting practices in any respect (other than as required by the rules and regulations of the SEC or by U.S. GAAP);

(xvii)       make any material Tax election;

(xviii)      commence or settle any Legal Proceeding, other than routine collection proceedings commenced in the ordinary course of business consistent with past practices and involving less than $200,000 in the aggregate;

(xix)        purchase or renew any liability insurance of any nature;

(xx)         enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xxi)        agree or commit to take any of the actions described in clauses ”(i)” through “(xx)” of this Section 4.2(b).

(c)           During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or other circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement to the extent that one or more of the conditions set forth in Section 6.1 would be reasonably likely not to be satisfied as a result of such inaccuracy or the circumstances giving rise to such inaccuracy (considered together with any other inaccuracies in any representations or warranties made by the Company in this Agreement and the circumstances giving rise thereto); (ii) the Company obtaining Knowledge of any event, condition, fact or other circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement, to the extent that one or more of the conditions set forth in Section 6.1 would be reasonably likely not to be satisfied as a result of such inaccuracy or the circumstances giving rise to such inaccuracy (considered together with any other inaccuracies in any representations or warranties made by the Company in this Agreement and the circumstances giving rise thereto), if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or other circumstance; or (B) such event, condition, fact or other circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) the Company obtaining Knowledge of any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or other circumstance that (considered together with any other circumstances) would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that (considered together with any other circumstances) has had or would reasonably be expected to have a Company Material Adverse Effect.  No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)           The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period, if the applicable repurchase price is less than the Per Share Merger Price.  The Company shall use reasonable efforts to notify Parent in writing at least ten days in advance of any such repurchase right or option becoming exercisable.

4.3          No Solicitation.

(a)           The Company (1) shall not directly or indirectly take or permit to be taken any action referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)”, “(v)” or “(vi)” of this sentence, (2) shall ensure that no officer, director, financial advisor, legal advisor or accounting advisor of or to any of the Acquired Corporations directly or indirectly takes or permits to be taken any action referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)”, “(v)” or “(vi)” of this sentence and (3) shall use reasonable efforts to ensure that no Representative of any of the Acquired Corporations directly or indirectly takes any action referred to in clause “(i)”, “(ii)”, “(iii)”, “(iv)”, “(v)” or “(vi)” of this sentence:

(i)            solicit, initiate, encourage, knowingly induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)           furnish any nonpublic information regarding any of the Acquired Corporations in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

(iii)         engage in discussions or negotiations with any Person that shall have made, submitted or announced (or on whose behalf there shall have been made, submitted or announced) an Acquisition Proposal or Acquisition Inquiry, or with any of such Person’s Representatives, with respect to any such Acquisition Proposal or Acquisition Inquiry;

(iv)          release any Person from, or waive any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights;

(v)            approve, endorse or recommend any Acquisition Proposal; or

(vi)          execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than confidentiality agreements contemplated by this Section 4.3 and except as expressly permitted by Section 8.1(h));

provided, however, that, notwithstanding anything contained in this Section 4.3(a), prior to the adoption of this Agreement by the Required Stockholder Vote (as defined in Section 2.24 above), the Company may take any of the actions referred to in clauses (ii) and (iii) of this sentence in response to an Acquisition Proposal that has been made by such Person (and not withdrawn) if: (A) the Company Board of Directors (the “Company Board”) determines in good faith, after having consulted with the Company’s outside legal counsel and the Financial Advisor, that such Acquisition Proposal constitutes a Superior Offer or is likely to lead to the submission to the Company of a Superior Offer by such Person; (B) such Acquisition Proposal shall not have arisen directly or indirectly from any breach of any of the provisions of this Section 4.3 and neither the Company nor any Representative of any of the Acquired Corporations shall have otherwise breached any of the provisions set forth in this Section 4.3 in connection with such Acquisition Proposal; (C) the Company Board determines in good faith, after having consulted with the Company’s outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (D) at least one business day prior to the earlier of the furnishing of any such nonpublic information to, or the entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, as the case may be; (E) the Company receives from such Person an executed confidentiality agreement containing provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (F) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer, director, financial advisor, legal advisor or accounting advisor of or to any of the Acquired Corporations (whether or not such Person is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Person shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b)           Nothing contained in this Agreement shall prevent the Company Board from complying with Rule 14d-9 or Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal (except that the Board shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c)).

(c)           If the Company obtains Knowledge of an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than one business day after obtaining such Knowledge) notify Parent of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof).  The Company shall keep Parent informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(d)           The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(e)           To the extent reasonably requested by Parent, the Company shall enforce or cause to be enforced each confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights.  The Company shall, promptly following Parent’s instruction that the Company do so, instruct each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to destroy (and certify as to the destruction of) or return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations; provided, however, that notwithstanding anything to the contrary contained in this Agreement, prior to the adoption of this Agreement by the Required Stockholder Vote, the Company shall not be required to comply with this Section 4.3(e) if (1) the Company Board makes a determination in good faith after having consulted with the Company’s outside legal counsel and the Financial Advisor that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements and (2) the Company notifies Parent of such determination within 24 hours after the making of such determination.

4.4          Amendment of Contracts.  The Company shall use its best efforts to amend such distribution agreements identified by Parent, on terms reasonably requested by Parent, on or prior to the Closing.

Section 5.              ADDITIONAL COVENANTS OF THE PARTIES

5.1          Proxy Statement.

(a)           As promptly as practicable after the date of this Agreement, the Company shall prepare, and Parent shall provide reasonable cooperation to the Company in the preparation of, a proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting (the “Proxy Statement”).  The Company shall: (i) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC; (ii) provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy Statement; (iii) promptly cause the Proxy Statement to be filed with the SEC; (iv) promptly provide Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand; (v) promptly notify Parent upon the receipt of any comments or requests from the SEC or its staff with respect to the Proxy Statement; (vi) provide Parent with a reasonable opportunity to review and comment on any subsequent drafts of the Proxy Statement and any related correspondence and filings, and include in the Proxy Statement and in any such correspondence and filings all changes reasonably proposed by Parent; (vii) promptly respond to any comments or requests of the SEC or its staff; and (viii) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable following the date of this Agreement.  To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Contemplated Transactions.

(b)           If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such event or information and shall, in accordance with the procedures set forth in Section 5.1(a), (i) prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable, and (ii) if appropriate, cause such amendment or supplement to be mailed to the stockholders of the Company.  If Parent becomes aware of any information regarding Parent that is required to be disclosed in an amendment or supplement to the Proxy Statement, then Parent shall promptly inform the Company of such information.

(c)           The Company shall ensure that (i) none of the information included or incorporated by reference in the Proxy Statement (other than information relating to Parent included in the Proxy Statement that was provided in writing by Parent to the Company specifically for inclusion in the Proxy Statement) will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(d)           Parent shall ensure that none of the information relating to Parent that is provided in writing by Parent to the Company specifically for inclusion in the Proxy

Statement and that is included in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be included in such information or necessary in order to make the statements included in such information, in the light of the circumstances under which they are made, not misleading.

5.2          Company Stockholders’ Meeting.

(a)           The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”).  The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the date of this Agreement.  The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.  Parent shall cause any shares of Company Common Stock owned by Parent to be voted in favor of the adoption of this Agreement.

(b)           Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company (the “Company Board”) unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (such recommendation that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if the recommendation of the Company Board supporting the Company Board Recommendation shall no longer be unanimous, or if any member of the Company Board votes in favor of the withdrawal of the Company Board Recommendation.  The Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.27.

(c)           Notwithstanding anything to the contrary contained in Section 5.2(b) (but subject to the other provisions of this Agreement), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) at least three business days prior to any meeting of the Company Board at which the Company Board will consider and determine whether the Company Board Recommendation should be withdrawn or modified in a manner adverse to Parent, the Company delivers to Parent a written notice setting forth the time and date of such meeting and the specific circumstances giving rise to the meeting and giving rise to the Company Board’s reconsideration of the Company Board Recommendation, (ii) the Company Board determines in good faith, after having consulted with the Company’s outside legal counsel and the Financial Advisor, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) there is not pending any Acquisition Proposal that arose or resulted, directly or indirectly, from any breach of any of the provisions set forth in Section 4.3.

(d)           Subject to the right of the Company to terminate this Agreement in accordance with Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3          Regulatory Matters.  Each party shall use reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.  Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters.

5.4          Stock Options and ESPP.

(a)           Within five business days of the date hereof, the Company shall prepare and submit to Parent for approval and, after approval by Parent, shall promptly cause to be mailed to each holder of a Company Option or other “Award” (as defined in the 2001 Plan), a notice that such holder’s Company Option or Award, as applicable, shall become fully vested and terminate at and as of the Effective Time.

(b)           Prior to the Closing, the Company shall take all actions that may be necessary to ensure that: (i) the 2001 Plan is terminated effective as of the Effective Time; (ii) all Company Options and Awards outstanding as of the Effective Time are cancelled and extinguished at the Effective Time without any conversion or assumption thereof; and (iii) holders of Company Options and Awards shall have no rights with respect thereto following the Effective Time.

(c)           Prior to the Effective Time, if permitted pursuant to the terms of the ESPP, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last business day prior to the Closing Date) of each outstanding purchase right (if any) under the ESPP, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP; and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that any such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger.  On the last business day prior to the Closing Date, the Company shall apply the funds credited as of such date under the ESPP (if any) within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP.  Each share of Company Common Stock purchased under the ESPP as contemplated by the immediately preceding sentence shall be automatically converted into the right to receive the Per Share Merger Price on the same basis as all other shares of Company Common Stock, except that each such share shall be automatically converted into the right to receive the Per Share Merger Price without the issuance of a certificate representing such share.  Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.

5.5          Employees and Employee Benefits.

(a)           Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions and Legal Requirements, and except in the case of a benefit normally covered by an insurance program not being covered by insurance or in the case that any of the following would result in a duplication of benefits: (i) all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation, 401(k) and severance plans, to substantially the same extent as similarly situated, newly-hired employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of service with the Acquired Corporations prior to the Effective Time.  Nothing in this Section 5.5(a) or elsewhere in this Agreement shall be construed to create a right in any employee of any of the Acquired Corporations to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment.  Except for Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b)           The Company shall not take or permit to be taken any action to terminate any employee benefit plan sponsored by any of the Acquired Corporations (or in which any of the Acquired Corporations participates) that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code; provided, however, that if so directed in writing by Parent no later than seven days prior to the Effective Time, the Company shall terminate, effective no later than the day immediately prior to the Effective Time, any such employee benefit plan.

(c)           If the Company obtains knowledge of the possible resignation or other possible termination of employment of any employee of the Company or any of the other Acquired Corporations holding the title of director or above, then the Company shall promptly notify Parent in writing of such possible resignation or other possible termination of employment.

5.6          Indemnification of Officers and Directors.

(a)           All rights to indemnification, advancement of expenses and exculpation by the Company existing in favor of each individual who is an officer or director of the Company as of the date of this Agreement (each such individual, an “Indemnified Person”)

for his acts and omissions as a director or officer of the Company occurring at or prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) or as provided in the Indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive the Merger and shall continue in full force and effect (to the fullest extent such rights to indemnification, advancement of expenses and exculpation are available under and are consistent with Delaware law and the law of the jurisdiction in which the Indemnified Person is employed by the applicable Acquired Corporation).  Parent shall, or shall cause the Surviving Corporation to, honor and fulfill the obligations of the Surviving Corporation in respect of such rights to indemnification, advancement of expenses and exculpation.

(b)           From the Effective Time until the sixth anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the Existing D&O Policies; provided, however, that (i) Parent or the Surviving Corporation may substitute for the Existing D&O Policies a policy or policies containing terms not materially less advantageous to the Indemnified Persons, and (ii) neither Parent nor the Surviving Corporation shall be required to pay total annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, an amount equal to 200% of the annual premiums paid for the Existing D&O Policies for the most recent policy year prior to the Effective Time (the lesser of such amounts being referred to as the “Maximum Premium”).  In the event the premiums for the Existing D&O Policies (or any substitute policies) exceed the Maximum Premium in the aggregate, Parent and the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policies (or any substitute policies) to as much coverage as can be obtained for a premium equal to the Maximum Premium.  The provisions of this Section 5.6(b) shall be deemed to have been satisfied if Parent or the Surviving Corporation obtains prepaid policies that provide the Indemnified Persons with coverage not materially less advantageous to them than the Existing D&O Policies for an aggregate period of six years with respect to their acts and omissions as officers and directors of the Company occurring prior to the Effective Time.

(c)           Parent shall cause the Surviving Corporation to fulfill its obligations under Sections 5.6(a) and 5.6(b) above.  Parent shall not, and shall not permit the Surviving Corporation to, merge into or consolidate with, or sell all or substantially all of its assets to, any other Person unless the resulting, surviving or acquiring (as the case may be) entity or Parent assumes (by operation of law or otherwise) the obligations imposed by this Section 5.6.

5.7          Additional Agreements.

(a)           Subject to Section 5.7(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions.  Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions.  The Company and Parent shall provide each other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give each other a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission.  The Company and Parent shall each promptly deliver to the other a copy of each such filing or other submission made, each notice given and each Consent obtained during the Pre-Closing Period.

(b)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.  Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to contest any Legal Proceeding or any order, writ, injunction, judgment or decree relating to the Merger or any of the other Contemplated Transactions.

5.8          Disclosure.  Without limiting any of the Company’s obligations under the Confidentiality Agreement, the Company shall not, and shall not permit any of its Subsidiaries or any Representative of any of the Acquired Corporations to, issue any press release or make any disclosure (including communications to customers or employees of any of the Acquired Corporations not consistent with content approved for such purposes by Parent) to the public or otherwise regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such press release or disclosure in writing; or (b) the Company shall have received the advice of its outside legal counsel confirming that such disclosure is required by applicable Legal Requirements and, at least 48 hours before such press release or disclosure is issued or made, the Company advises Parent of, and consults with Parent regarding, the text of such press release or disclosure.

Section 6.              CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1          Accuracy of Representations.

(a)           The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all respects only as of the specified date); provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a), (A) all materiality qualifications that are contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; (ii) the condition set forth in this Section 6.1(a) shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties (considered collectively) constitute a Company Material Adverse Effect, or would reasonably be expected to have a Company Material Adverse Effect; and (iii) nothing in this Section 6.1(a) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(b) in refusing to consummate the Merger or any other transaction.

(b)           Each of the representations and warranties of the Company contained in Sections 2.3(a), 2.3(b), 2.3(c), 2.7(a), 2.22, 2.23, 2.24, 2.26 and 2.27 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate in all material respects only as of the specified date); provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b), any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) nothing in this Section 6.1(b) shall be deemed to limit the right of Parent to rely independently on the separate condition set forth in Section 6.1(a) in refusing to consummate the Merger or any other transaction.

6.2          Performance of Covenants.  Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

6.3          Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

6.4          Dissenting Shares.  No more than 10% of the shares of Company Common Stock outstanding as of the Closing Date shall be Dissenting Shares.

6.5          Agreements and Other Documents.  Parent shall have received from the Company, the following agreements and other documents, each of which shall be in full force and effect:

(a)           evidence satisfactory to Parent of the repurchase by the Company of the shares, if any, of Company Common Stock required to be repurchased by the Company pursuant to Section 4.2(d);

(b)           written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of each of the Acquired Corporations; and

(c)           a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer certifying that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.4, 6.6, 6.7, 6.9, 6.10 and 6.11 have been duly satisfied.

6.6          Employees.  None of the individuals on Schedule 6.6 shall be Departing Employees For purposes of this Section 6.6, an individual shall be deemed to be a “Departing Employee”  if such individual (i) shall have ceased to be employed by the Company or any Subsidiary of the Company, (ii) shall have expressed an intention to decline to accept employment with Parent, (iii) shall have expressed an intention to discontinue (prior to, at or after the Closing) his or her employment with Parent or any Acquired Corporation or (iv) shall not have countersigned an offer letter from Parent, or shall have countersigned an offer letter from Parent but shall have failed to reaffirm his or her acceptance of such offer letter if requested to do so by Parent (which request may be made by Parent on not more than one occasion with respect to any particular individual) .

6.7          No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events that shall have occurred since the date of this Agreement, or circumstances that may exist since the date of this Agreement, would reasonably be expected to have a Company Material Adverse Effect.

6.8          Regulatory Matters.  Any Governmental Authorization required to be obtained in order to consummate the Merger or any of the other Contemplated Transactions under any Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent obtained by Parent or any of the Acquired Corporations shall impose or contain any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.9          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

6.10        No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business.  There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened to become a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired

Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets.

6.11        Sarbanes-Oxley Certifications.  Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

Section 7.              CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1          Accuracy of Representations.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties expressly made only as of a specified date, which need be accurate only as of the specified date); provided, however, that (i) in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all materiality qualifications that are contained in such representations and warranties shall be disregarded and (ii) the condition set forth in this Section 7.1 shall be deemed satisfied unless the circumstances giving rise to all inaccuracies in such representations and warranties has a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

7.2          Performance of Covenants.  The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects, except where the failure to so comply or perform would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger.

7.3          Stockholder Approval.  This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

7.4          Certificate.  The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5          No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

Section 8.              TERMINATION

8.1          Termination.  This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Stockholder Vote):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Merger shall not have been consummated by April 2, 2006 (the “End Date”); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(c)           by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)           by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the Company’s stockholders shall have taken a vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (or shall not have been adopted and approved at any adjournment or postponement thereof, as the case may be) by the Required Stockholder Vote; provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless the Company shall have made any payment required to be made to Parent pursuant to Section 8.3(a) or shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(c);

(e)           by Parent if a Triggering Event shall have occurred;

(f)            by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that (A) in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(f), any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded and

(B) in determining the accuracy of such representations and warranties as of the date of this Agreement or any subsequent date for purposes of determining whether the condition set forth in Section 6.1(a) would be satisfied, all materiality qualifications that are contained in such representations and warranties shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(a) would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company within 20 days after the date on which the Company receives notice of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (1) during the 20-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (2) after such 20-day period if such inaccuracy or breach shall have been cured during such 20-day period in a manner that does not result in a breach of any covenant or obligation of the Company;

(g)           by the Company if: (i) any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(g), all materiality qualifications that are contained in such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent within 20 days after the date of the on which Parent receives notice of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) during the 20-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such 20-day period if such inaccuracy or breach shall have been fully cured during such 20-day period in a manner that does not result in a breach of any covenant or obligation of Parent; or

(h)           by the Company (at any time prior to the adoption of this Agreement by the Required Stockholder Vote), in order to accept a Superior Offer and enter into the Specified Definitive Acquisition Agreement (as defined below) relating to such Superior Offer, if (i) such Superior Offer shall not have arisen directly or indirectly from any breach of any of the provisions of Section 4.3 and none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, shall have breached any of the provisions set forth in Section 4.3 in connection with such Superior Offer, (ii) the Company Board, after satisfying all of the requirements set forth in Section 5.2(c) in connection with such Superior Offer, shall have authorized the Company to enter into a binding, written, definitive acquisition agreement providing for the consummation of the transaction contemplated by such Superior Offer (the “Specified Definitive Acquisition Agreement”), (iii) the Company shall have delivered to Parent a written notice (that includes a copy of the Specified Definitive Acquisition Agreement as an attachment) containing the Company’s representation and warranty that (A) the Specified Definitive Acquisition Agreement has been duly executed and delivered to the Company by the other party thereto and the offer thereby made by such other party cannot be withdrawn by such other party at any time during the period of five business days commencing on the date of Parent’s receipt of such notice, (B) the Company Board has authorized the execution and delivery of the Specified Definitive Acquisition Agreement on behalf of the Company and the termination of this Agreement pursuant to this Section 8.1(h) and (C) the Company intends to enter into the Specified Definitive Acquisition Agreement contemporaneously with the termination of this Agreement pursuant to this Section 8.1(h), (iv) a period of at least five business days shall have elapsed since the receipt by Parent of such notice, and the Company shall have made its Representatives available during such period for the purpose of engaging in negotiations with Parent regarding a possible amendment to this Agreement or a possible alternative transaction, (v) the Company shall have immediately advised Parent of any modification proposed to be made to the Specified Definitive Acquisition Agreement by the other party thereto (which shall result in a recommencement of the five business day period set forth in clause “(iv)” above), (vi) any written proposal by Parent to amend this Agreement or enter into an alternative transaction shall have been considered by the Company Board in good faith, and the Company Board shall have determined in good faith (after having consulted with the Financial Advisor) that the terms of the proposed amended agreement of merger (or other alternative transaction) are not as favorable to the Company’s stockholders, from a financial point of view, as the terms of the transaction contemplated by the Specified Definitive Acquisition Agreement, as it may have been modified to make such terms more favorable to the Company, (vii) the Company shall have paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(d), and (viii) on the date five business days after Parent receives the written notice referred to in clause “(iii)” of this Section 8.1(h), the Company shall have executed and delivered to the other party thereto the Specified Definitive Acquisition Agreement (as it may have been modified to make it more favorable to the Company), and the Specified Definitive Acquisition Agreement (as it may have been so modified) shall have thereupon become fully binding and effective (it being understood that if the Company validly terminates this Agreement pursuant to this Section 8.1(h) by satisfying all of the conditions set forth in clauses “(i)” through “(viii)” of this Section 8.1(h), then the termination of this Agreement shall be deemed to occur contemporaneously with the execution and delivery of the Specified Acquisition Agreement by the Company).

Notwithstanding anything to the contrary contained in this Agreement, the Company may not terminate this Agreement pursuant to any subsection of this Section 8.1 unless the Company Board shall have adopted a resolution specifically recommending the termination of this Agreement pursuant to such subsection.

8.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

8.3          Expenses; Termination Fee.

(a)           Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall make a nonrefundable cash payment to Parent, at the time specified in the next sentence, in an amount equal to the lesser of (i) $150,000 or (ii) the aggregate amount of all fees and expenses (including all attorneys’ fees, accountants’ fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with the Merger and the other Contemplated Transactions. In the case of termination of this Agreement by the Company, any nonrefundable payment required to be made pursuant to the proviso to the preceding sentence shall be made by the Company prior to the time of such termination, and in the case of termination of this Agreement by Parent, any nonrefundable payment required to be made pursuant to the proviso to the preceding sentence shall be made by the Company within two business days after such termination.

(b)           If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) at or prior to the time of the termination of this Agreement either (A) the Company Stockholders’ Meeting shall not have been held and completed or (B) an Acquisition Proposal shall have been commenced, submitted or made; and (iii) on or prior to the day 180 days following the date of the termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, then the Company shall pay to Parent, in cash at the time such Acquisition Transaction is consummated, a nonrefundable fee in the amount of $500,000 (the “Termination Fee”).

(c)           If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) and at or prior to the time of the termination of this Agreement (i) the commencement, submission or making of an Acquisition Proposal shall have been publicly disclosed or announced, (ii) such Acquisition Proposal shall not have been publicly withdrawn as of the date five business days prior to the date of the Company Stockholders’ Meeting (as it may have been adjourned or postponed) and (iii) on or prior to the day 180 days following the date of the termination of this Agreement, an Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed; then the Company shall pay to Parent, in cash at the earlier of the time the Acquisition Transaction is consummated or a definitive agreement contemplating an Acquisition Transaction is executed, the Termination Fee, provided, however, that if Parent shall have previously received a nonrefundable payment from the Company pursuant to Section 8.3(a), then the amount of the Termination Fee payable pursuant to this sentence shall be reduced by the amount of such nonrefundable payment.

(d)           If this Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, in cash at the time specified in the next sentence, the Termination Fee.  In the case of termination of this Agreement by Parent pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination, and in the case of termination of this Agreement by the Company pursuant to Section 8.1(h), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(e)           If the Company fails to pay when due any amount payable under this Section 8.3, then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at an annual rate two percentage points above the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9.              MISCELLANEOUS PROVISIONS

9.1          Amendment.  This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the Required Stockholder Vote has been obtained); provided, however, that after the Required Stockholder Vote has been obtained, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2          Waiver.

(a)           No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)           No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3          No Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Merger.

9.4          Entire Agreement; Counterparts.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in full force and effect.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.5          Applicable Law; Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.  In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery (or to the extent such court does not have subject matter jurisdiction, other state courts) located in the State of Delaware.

9.6          Disclosure Schedule.  The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2.  The information disclosed in any numbered or lettered part of the Disclosure Schedule shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty; provided, however, that if it is readily apparent, upon a reading of such information without any independent knowledge on the part of the reader regarding such information, that such information qualifies, and constitutes an exception to, another representation and warranty contained in Section 2, then such information shall also be deemed to qualify such other representation and warranty.  For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.

9.7          Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8          Assignability.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any rights under this Agreement may be assigned by any party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by a party without such consent shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any employee or creditor of any Acquired Corporation, or any other Person (other than (i) the parties hereto and (ii) the Indemnified Persons (and their respective heirs and personal representatives) to the extent of such Indemnified Persons’ respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature.

9.9          Notices.  All notices, requests, instructions or other documents or communications to be given or delivered under this Agreement shall be in writing and shall be deemed given or delivered (i) when sent if sent by facsimile (provided that the fax is promptly confirmed by telephone confirmation thereof), (ii) when delivered, if delivered personally to the intended recipient and (iii) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address or facsimile telephone number for such party (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

Attention:  General Counsel

Facsimile:  (650) 965-8637

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

Attention:  Timothy J. Moore, Esq.

Facsimile:  (650) 849-7400

if to the Company:

HPL Technologies, Inc.

2033 Gateway Place, Suite 400

San Jose, California 95110

Attention:  Chief Executive Officer

Facsimile:  (408) 501-9299

with a copy to:

Heller Ehrman LLP

4350 La Jolla Village Drive, 7th Floor

San Diego, CA 92122-1246

Attention:  Alan Jacobs, Esq.

Facsimile: (858) 450-8499

9.10        Cooperation.  The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions.

9.11        Non-Exclusivity.  The respective rights and remedies of the Company and Parent under this Agreement are not exclusive of or limited by any other rights or remedies that they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).  Without limiting the generality of the foregoing, the respective rights, remedies, obligations and liabilities of the Company and Parent under this Agreement are in addition to their respective rights, remedies, obligations and liabilities under all applicable Legal Requirements.

9.12        Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.13        Construction.

(a)           For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)           As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SYNOPSYS, INC.

By:	/s/ Rex S. Jackson

Print Name: Rex S. Jackson

Print Title:	Sr. Vice President, General Counsel and Acting Chief Financial Officer

SNAP ACQUISITION, INC.

By:	/s/ Rex S. Jackson

Print Name: Rex S. Jackson

Print Title: President and CEO

HPL TECHNOLOGIES, INC.

By:	/s/ Cary D. Vandenberg

Print Name:	Cary D. Vandenberg

Print Title:	President & CEO

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations.  “Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company).

Acquisition Inquiry.  “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that would reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal.  “Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction (it being understood that for the sole purpose of Section 8.3(b) of the Agreement, the references to “15%” in the definition of “Acquisition Transaction” shall be deemed instead to refer to “40%”).

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction or series of transactions (other than the Merger and the Contemplated Transactions) involving:

(a)           any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (ii) in which any Acquired Corporation issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Corporation (other than a transaction in which one or more Acquired Corporations issues securities to another Entity that is an Acquired Corporation immediately prior to the issuance of such securities); or

(b)           any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations;

provided, however, that, for the sole purpose of Section 8.3(b) and 8.3(c)of the Agreement, the references to “15%” in this definition of “Acquisition Transaction” shall be deemed instead to refer to “40%”.

Agreement.  “Agreement” shall mean the Agreement of Merger to which this Exhibit A is attached, as it may be amended from time to time.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Associate.  “Company Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.

Company Benefit Agreement.  “Company Benefit Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any material obligation on the part of the applicable Acquired Corporation or Company Affiliate to make any payments or provide any benefits in connection with such termination, except for any payments of benefits accrued before such termination.

Company Benefit Plan.  “Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, agreement or commitment and each other employee benefit plan or arrangement, whether funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any Company Associate or with respect to which any of the Acquired Corporations has or could incur any liability or obligation.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company IP.  “Company IP” shall mean (a) all Intellectual Property Rights in the Company Software (including the Company Source Code) and (b) all Intellectual Property

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Rights in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract.  “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is or was a party, or by which any of the Acquired Corporations is or was bound or to which any Company IP is or was subject, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for any of the Acquired Corporations.

Company Material Adverse Effect.  “Company Material Adverse Effect” shall mean any effect, change, event or circumstance (or any series or group of related effects, changes, events and circumstances) that has or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, capitalization, net assets (as defined in the next sentence), operations or financial performance of the Acquired Corporations taken as a whole, (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation; provided, however, that any effects resulting from (i) changes after the date of this Agreement in the U.S. or global economy or capital markets in general that do not have a materially disproportionate effect on the Acquired Corporations, (ii)  changes after the date of this Agreement that affect generally the industries in which the Company participates but that do not have a materially disproportionate effect on the Acquired Corporations, (iii) changes after the date of this Agreement in applicable law or in U.S. GAAP, (iv) any decline in customer orders, or any resignation of any employees (other than the employees listed on Schedule 6.6), that is attributable to the announcement of the Merger, (v) changes in the market price or trading volume of the Company Common Stock (provided that the underlying causes of such changes may qualify as “Company Material Adverse Effects”), (vi) failure(s) by the Company to meet internal operating projections or forecasts, or published revenue or earnings predictions (provided that shortfalls in financial results which result in such missed projections or forecasts and the underlying causes of such shortfalls may qualify as “Company Material Adverse Effects”), and (vii) any effects resulting from any Legal Proceeding against the Company by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions, shall not constitute a Company Material Adverse Effect.  For purposes of the preceding sentence, “net assets” means the aggregate fair market value of the assets (including cash, cash equivalents, short-term investments and Intellectual Property) of the Acquired Corporations minus the amount of the liabilities (accrued, contingent or otherwise) of the Acquired Corporations.

Company Software.  “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), marketed, distributed, licensed or sold by any of the Acquired Corporations at any time (other than (a) third-party software licensed to any of the Acquired Corporations solely for internal use on a non-exclusive basis and (b) third-party software resold by any Acquired Corporation without any change or modification by any Acquired Corporation that is not incorporated into any software owned or developed (or currently being developed) by any Acquired Corporation) and shall include each version of the software products known as

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Odyssey, Cell Designer, YIELD Projector, Testchip, Testchip Advantage, Recipe Management and Editing, YIELDirector and DSSA Sentry.

Company Source Code.  “Company Source Code” shall mean the human-readable source code version of any Company Software, including all calculation formulae embodied in the Company Software, descriptions or details of any algorithms embodied in the Company Software and all annotations, commentary, instructions, specifications (including design, functional and other technical specifications), programmer notes (technical or otherwise), logic diagrams, flowcharts, input and output layouts, field descriptions, sort sequences, data dictionaries and file layouts relating to any Company Software.

Confidentiality Agreement.  “Confidentiality Agreement” shall mean the Nondisclosure Agreement dated April 6, 2005 between the Company and Parent.

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions.  “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement.

Contract.  “Contract” shall mean any legally binding written, oral or implied agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature.

Disclosure Schedule.  “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL.  “DOL” shall mean the United States Department of Labor.

Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, restriction or other encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

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Foreign Plan.  “Foreign Plan” shall mean (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability, (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

Governmental Authorization.  “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

Intellectual Property.  “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) Trademark and trade name rights and similar rights; (c) trade secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS.  “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  “Knowledge” shall mean, when used with respect to the Company, the actual knowledge of any officer or director of the Company; and, when used with respect to Parent, the actual knowledge of any officer or director of Parent.

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Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought or conducted or heard by or before any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.  “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market).

Made Available.  “Made Available” shall mean that the information referred to (i) has been actually delivered to Parent or to its outside legal counsel or presented for review to Parent or legal counsel at the offices of the Company or (ii) with respect to any information expressly contemplated by this Agreement to be delivered or actually delivered to Parent or to its outside legal counsel during the Pre-Closing Period only.

Malicious Code.  “Malicious Code” shall mean any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.  For avoidance of doubt, “bugs” and other unintentional defects or errors in a software program are not considered Malicious Code and features of a software program that allow the user thereof to intentionally interrupt, suspend or cease the operation of the program (e.g., the “Esc” key or simultaneously pressing the “Ctrl”, “Alt” and “Delete” keys) are not considered Malicious Code.

Merger Consideration. “Merger Consideration” shall mean the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5.

Parent Common Stock.  “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Patents.  “Patents” shall mean patents and patent applications in any jurisdiction in the world.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

Permitted Encumbrance.  “Permitted Encumbrance” shall mean (A) statutory liens for taxes that are not yet due and payable or liens for taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Year-End Balance Sheet; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or

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similar programs mandated by applicable Legal Requirements; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods; (F) non-exclusive object code licenses of software by the any Acquired Corporation or any reseller or distributor of any Acquired Corporation in the ordinary course of its business consistent with past practice; and (G) Encumbrances set forth in that certain Loan and Security Agreement dated July 21, 2005 by and between the Company and Silicon Valley Bank; and (H) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued by, with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary.  An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, beneficial or financial interests or such Entity.

Superior Offer.  “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to purchase at least 75% of the outstanding shares of Company Common Stock or assets of the Acquired Corporations, taken as a whole, on terms that the Company Board determines, in its good faith judgment, after having consulted with the Financial Advisor, to be (a) more favorable to the Company’s stockholders from a financial point of view than the terms of the Merger and (b) reasonably likely to be consummated if such offer were to be accepted by the Company; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing is required to consummate the transaction contemplated by such offer and either (i) such financing is not committed or (ii) the Company Board has not determined that such financing is likely to be obtained by such third party.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

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Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Trademarks.  “Trademarks” shall mean trademarks and service marks (whether registered or unregistered), including applications therefor, in any jurisdiction in the world.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have failed to recommend unanimously that the Company’s stockholders vote to adopt the Agreement or the Company Board shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company has determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders; (iii) the Company Board fail to reaffirm publicly the Company Board Recommendation, or fails to reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders, in each case within five business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iv) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have executed any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal other than as expressly permitted in Section 4.3(a) of the Agreement; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vii) an Acquisition Proposal has arisen directly or indirectly from any breach of any of the provisions of Section 4.3, or any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have otherwise materially and willfully breached any of the provisions set forth in Section 4.3 in connection with an Acquisition Proposal.

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